Exhibit 99.2

NEWS RELEASE
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces Notice of Redemption of
3⅞% Convertible Subordinated Notes
DALLAS - April 23, 2018 - Trinity Industries, Inc. (NYSE:TRN) (the “Company”) today announced that it has given notice of its election to redeem all of the outstanding 3⅞% Convertible Subordinated Notes due 2036 (CUSIP No. 89 6522 AF 6) (the “Notes”) on June 1, 2018 (the “Redemption Date”) pursuant to the terms of the Indenture governing the Notes. The outstanding Notes will be redeemed for cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, Redemption Date. The aggregate principal amount of Notes outstanding is approximately $449.4 million.
In addition, the Company has notified Wells Fargo Bank, National Association, as trustee, that pursuant to the Indenture, the Notes have become convertible as a result of the Company’s election to redeem the Notes. Subject to the terms of the Indenture and the Notes, holders may convert their Notes at any time until 5:00 p.m., New York City time, on May 30, 2018. The current conversion rate of the Notes is 41.4390 shares of the Company’s common stock per $1,000 principal amount of the Notes. Upon conversion, the Company will deliver to the holders in respect of each $1,000 principal amount of Notes being converted a “settlement amount,” as defined in the Indenture governing the Notes, equal to the sum of the daily settlement amount for each for the 20 consecutive trading days of the cash settlement averaging period. Although the Company has the option to make the conversion payment in cash and shares of the Company’s common stock (or cash in lieu of some or all of the shares of common stock), the Company intends to make the entire conversion payment with respect to all Notes converted solely in cash. The Company currently expects to fund the redemption and conversion payments through a combination of cash on hand and the proceeds from one or more debt financing transactions by the Company on a non-recourse basis.
COMPANY DESCRIPTION
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns complementary market-leading businesses providing products and services to the energy, chemical, agriculture, transportation, and construction sectors, among others. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's redemption and conversion payments options and associated sources and forms of any payments, estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.

Investor Contact:
Preston Bass
Director, Investor Relations
Trinity Industries, Inc.
214/631-4420

Media Contact:
Jack Todd
Vice President, Public Affairs
Trinity Industries, Inc.
214/589-8909

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